EXHIBIT 99.2O
PROFORMA FINANCIAL INFORMATION

The following unaudited proforma consolidated balance sheet as of March 31, 2001, has been prepared to reflect (i) the disposition of the 40 acre commercial parcel at Meadow Pointe for all cash consideration, (ii) the additional income tax liability and miscellaneous payables arising from completion of the sale, and (iii) the increase to retained earnings of the Company arising from the net gain on sale realized as a result of this transaction, as if the transaction had been completed on March 31, 2001.

The Company has not provided unaudited pro forma consolidated statements of operations for the three months ended March 31, 2001, and for the year ended December 31, 2000, since, in the opinion of management, there would have been no other effect on the reported results of operations outside of the related gain, as a result of the sale. All costs associated with the 40 acre parcel during those periods were capitalized in accordance with accounting principals generally accepted in the United States.

This unaudited pro forma consolidated balance sheet should be read in conjunction with the financial statements and related notes of the Company included in the Company's reports filed under the Exchange Act. In the opinion of management, all adjustments necessary to reflect the effects of the transaction have been made, to the extent that the related amounts are reasonably estimable. The final proceeds to be realized and transaction costs incurred are subject to certain post closing contingencies. Such amounts are not expected to be material. The proforma consolidated balance sheet is unaudited and is not necessarily indicative of the results that would have occurred if the transaction had been consummated at an earlier date or on any particular date in the future, nor does it purport to represent the financial position of the Company for future periods.

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                          BF ENTERPRISES, INC. AND SUBSIDIARIES
                     PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                                       March 31, 2001
                                       (in thousands)



                                                                                                      Adjustments
                                                                                  Historical, as     Arising from
                                                                                     Reported         Transaction         Proforma
                                                                                  ---------------- -------------------  -----------

ASSETS:

  Cash and cash equivalents                                                               $ 3,745             $10,039        $13,784

  Marketable securities, at market value                                                    1,494                  --          1,494

  Receivables                                                                                 105                  --            105

  Rental property, net of depreciation                                                      2,152                  --          2,152

  Real estate inventory held for current sale and land                                     17,416             (7,675)          9,741
   held for future development

  Lease contract receivable                                                                   596                  --            596

  Investment in partnership                                                                   824                  --            824

  Deferred tax assets                                                                         430                  --            430

  Other assets                                                                                315                  --            315
                                                                                           ------              ------         ------

TOTAL ASSETS                                                                              $27,077             $ 2,364        $29,441
                                                                                          -------             -------        -------
                                                                                          -------             -------        -------


LIABILITIES AND STOCKHOLDERS' EQUITY

  Payables and accrued liabilities                                                          $ 541                  44          $ 585

  Income taxes, current and deferred                                                          412                 877          1,289

  Stockholders' equity

    Common stock                                                                              342                  --            342

    Capital surplus                                                                        14,131                  --         14,131

    Retained earnings                                                                      11,425               1,443         12,868

    Accumulated other comprehensive income                                                    226                  --            226
                                                                                           ------              ------         ------

  Total Stockholders' Equity                                                               26,124               1,443         27,567
                                                                                           ------              ------         ------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $27,077             $ 2,364        $29,441
                                                                                          -------             -------        -------
                                                                                          -------             -------        -------
